       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1999
                                             REGISTRATION NO. 333-___________

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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                            MAXIM PHARMACEUTICALS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                               87-0279983
         (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)


                       8899 UNIVERSITY CENTER LANE, SUITE 400
                            SAN DIEGO, CALIFORNIA 92122
                                   (858) 453-4040

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                 CODE, OR REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   DALE A. SANDER
           VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
                            MAXIM PHARMACEUTICALS, INC.
                       8899 UNIVERSITY CENTER LANE, SUITE 400
                            SAN DIEGO, CALIFORNIA 92122
                                   (858) 453-4040

              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                     INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                     COPIES TO:
                               LANCE W. BRIDGES, ESQ.
                                 COOLEY GODWARD LLP
                          4365 EXECUTIVE DRIVE, SUITE 1100
                            SAN DIEGO, CALIFORNIA 92121
                                   (858) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ________________

                          CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum      PROPOSED MAXIMUM
         Title of Each Class of            Amount to        Offering Price           Aggregate              Amount of
       Securities to be Registered       be Registered       Per Share (1)       Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK, PAR VALUE $.001 .......    2,327,820            $8.375            $19,495,492.50            $5,751.17
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933 based upon the average of the high and low prices of Registrant's Common Stock on August 4, 1999 as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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
                                 PROSPECTUS


                              2,327,820 SHARES


                         MAXIM PHARMACEUTICALS, INC.


                                COMMON STOCK

     The selling stockholders identified in this prospectus are selling 2,327,820 shares of Maxim Pharmaceuticals, Inc. common stock. Maxim will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the American Stock Exchange ("AMEX") under the symbol "MMP" and on the Stockholm Stock Exchange under the symbol "MAXM". The closing sale price of the common stock, as reported on AMEX on August 4, 1999, was $8.625 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off AMEX, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section entitled "Plan of Distribution."

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is August 6, 1999.

                         WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL.
You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     -    Annual Report on Form 10-K for the year ended September 30, 1998;

     -    Proxy Statement on Schedule 14A dated January 13, 1999;

     -    Proxy Statement on Schedule 14A dated June 1, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999; and

     -    Our registration statement on Form 8-A filed on June 28, 1996 which
          includes a description of our      common stock.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

          Maxim Pharmaceuticals
          8899 University Center Lane, Suite 400
          San Diego, CA  92122
          Attn:  Secretary
          (858) 453-4040

     This prospectus is part of a larger registration statement we filed with the SEC. In deciding whether to buy our common stock, you should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.
 We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     IN THIS PROSPECTUS, THE WORDS "WE," "OUR," AND "US" REFER ONLY TO MAXIM AND NOT TO THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD BE VERY DIFFERENT THAN THE RESULTS WE DISCUSS IN THIS PROSPECTUS OR THE INFORMATION WE INCORPORATE BY REFERENCE INTO THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING SECTION AND THOSE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS."

     Maxim is developing a new generation of drugs, therapies and vaccines for cancer, infectious diseases and topical disorders.

     Our lead drug candidate, MAXAMINE-TM-, is currently being tested in three Phase III cancer clinical trials and two Phase II trials in 12 countries around the world. The initial market launch of the drug is planned for early 2001 in the U.S. and late 2001 in certain countries outside the U.S.

     In many patients with cancer and chronic infectious diseases, the capacity of the patient's immune system to detect and destroy tumor cells or virally infected cells is compromised. MAXAMINE THERAPY combines the administration of MAXAMINE, an immuno-enhancer that protects critical immune cells, with the administration of certain agents that stimulate these immune cells (these agents include cytokines such as interleukin-2 and interferon-alpha). This combination of actions is designed to allow MAXAMINE THERAPY to improve the immune system's ability to identify, disable and destroy malignant or infected cells. We believe that MAXAMINE THERAPY has the potential to:

     -    extend life and extend remission duration;
     -    reduce the toxic side effects of cytokines;
     -    maintain the patient's quality of life during therapy;
     -    allow for self-administration at home; and
     -    provide cost-effective therapy.

     A series of Phase II clinical trials of MAXAMINE in the treatment of malignant melanoma and acute myelogenous leukemia (AML) have shown a more than doubling of survival and remission times while maintaining patient quality of life during treatment. Earlier-stage clinical studies have also suggested promise in renal cell carcinoma, multiple myeloma and hepatitis C. More than 750 patients have been treated in our completed and ongoing clinical trials.

     In addition to extending survival, maintaining the quality of a patient's life during treatment is an important objective of MAXAMINE THERAPY. Many current treatments for cancer and some infectious diseases are as harsh as the illnesses themselves, forcing patients to make the difficult choice of whether to continue therapy. MAXAMINE can be safely self-administered by patients in their own homes.

     Each of our three Phase III cancer trials are designed to independently support applications for approval to market MAXAMINE. Enrollment in a 300-patient U.S. study in advanced malignant melanoma, the most deadly form of skin cancer, was completed in February 1999. In March 1999, a Data Safety Monitoring Board (DSMB) performed an interim analysis of data from the U.S. study and concluded that there were no ongoing safety concerns with the trial. The DSMB also concluded that the trial had the opportunity to meet its principal endpoints and should continue under its approved protocol. We expect to complete this trial in the first half of the year 2000.

     A separate international Phase III advanced malignant melanoma trial centered in Europe, Australia, Canada and Israel was initiated in late 1997 and is currently enrolling patients. Additionally, we are enrolling patients with AML, the most common form of acute adult leukemia, in a 360-patient Phase III clinical trial that commenced in early 1998 in the United States, Europe, Australia, Canada and Israel.

     In two Phase II clinical trials for the treatment of advanced malignant melanoma, MAXAMINE THERAPY substantially improved patient survival. Median survival time for patients treated with MAXAMINE THERAPY in the two studies exceeded 13 and 15 months, respectively, as compared with reported median survival times of approximately six to seven months for existing available treatments. Additionally, in our three Phase II melanoma trials patients with liver metastases were subject to additional evaluation due to the historically poor prognosis for this patient group. The patients treated with MAXAMINE THERAPY had a substantially improved survival outcome (a mean of 14 months survival as a group) compared to the reported survival time of four months or less for these patients.

     Our Phase II clinical trial for the treatment of AML demonstrated a substantial improvement of leukemia-free remission intervals. After a median of 32 months of follow-up, 58% of patients treated with MAXAMINE THERAPY during their first complete remission (CR1) remained in leukemia-free remission. Less than 20-25% would be expected to remain in remission under current treatments, suggesting that MAXAMINE increased the number of longer-term survivors by more than 100%. Furthermore, 65% of patients treated with MAXAMINE THERAPY without concurrent diseases or antecedent illnesses remained in leukemia-free remission. Additionally, patients who relapsed and achieved a second or greater remission (CR2+) were subsequently treated with MAXAMINE THERAPY. The CR2+ patients historically have a poor prognosis and less than 5% survive longer term. Patients treated with MAXAMINE had a median time in remission in excess of 21 months as compared with the historic reported median time in remission of approximately six months under the current standard of care, and 38% of the CR2+ patients treated with MAXAMINE remained in leukemia-free remission after 30 months of follow up.

     In May 1999 we commenced a 125-patient Phase II study of MAXAMINE in the treatment of hepatitis C (HCV), a virus estimated to afflict at least 60 million people worldwide. Enrollment of the trial was completed in July 1999. We will perform the first evaluation of these patients after 12 weeks of treatment, and accordingly we plan to report our progress in this study during late 1999. A Phase I trial in HCV patients suggested that the combination of MAXAMINE with interferon-alpha (IFN- ) is safe in the treatment of HCV patients, and that MAXAMINE may enhance the efficacy of IFN-in patients who were previously nonresponsive to IFN- therapy.

     During 1998 we entered into clinical collaborations with Chiron Corporation, Amgen Inc. and BioNative AB. Each of these companies possess cytokines that may benefit from use in combination with MAXAMINE. Under each of these agreements we receive economic and other support for important clinical trials without giving up any marketing or other future rights to MAXAMINE. These collaborations reinforce our belief that MAXAMINE is complementary rather than competitive with many existing and future drugs, and may be the key to the successful use of many biotherapeutic agents.

     We expect that the potential global market launch of MAXAMINE will be based on a combination of direct marketing by Maxim, possibly in collaboration with a pharmaceutical company partner, in the United States, and the establishment of marketing alliances with pharmaceutical companies for international markets. In 1999 we entered into an agreement granting F.
H. Faulding & Co., Ltd, a leading pharmaceuticals company, the right to market MAXAMINE in Australia and New Zealand. We also entered into an agreement granting MegaPharm Ltd., a pharmaceutical company with significant experience and presence in the oncology and the immunotherapy fields, the right to market MAXAMINE in Israel. In other international markets we are in the process of evaluating and selecting pharmaceutical companies to serve as marketing collaborators for major geographic regions, including Europe and the Pacific Rim.

     A second product platform under development is MAXDERM-TM-, a MAXAMINE-related series of drugs for the treatment of certain topical disorders. Randomized, blinded, placebo-controlled trials have been conducted in more than 75 patients. Studies in patients with oral mucositis, a serious side effect of chemotherapy and radiation treatment of cancer patients, and herpes labialis (cold sores) suggested that MAXDERM resolved lesions more effectively than a placebo control. Other clinical data suggests that MAXDERM may be beneficial in the treatment of decubitus ulcers, shingles, burns, conjunctivitis and other related conditions. Our third technology platform, MAXVAX-TM-, is currently in preclinical development and is designed to facilitate a new class of needle-free mucosal vaccines for several infectious diseases including respiratory infections, sexually transmitted diseases, and gastrointestinal tract diseases.

     Our principal executive offices are located at 8899 University Center Lane, Suite 400, San Diego, California 92122 and our telephone number is
(619) 453-4040.

                                 USE OF PROCEEDS

Maxim will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                  RISK FACTORS

     IN EVALUATING OUR BUSINESS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES

     We are a development-stage enterprise. We have experienced net losses every year since our inception and, as of March 31, 1999 had an accumulated deficit of approximately $61.8 million. We have not commercially introduced any product and our product candidates are in varying stages of development and testing. We anticipate incurring substantial additional losses over at least the next several years. We must spend substantial amounts on:

     -    clinical trials;
     -    other anticipated research and development activities;
     -    preparation for the planned market launch of MAXAMINE; and
     -    the general corporate expenses associated with these activities.

     Attaining profitability will depend on our ability to develop products that are effective and commercially viable. We must also obtain regulatory approval for the manufacture and sale of our products and market our products successfully. We cannot guarantee that we will ever achieve profitability or that if we do that we will be able to sustain that profitability.

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE

     We have already spent substantial funds developing our products and business. We expect to continue to have negative cash flow from our operations for at least the next several years. We will likely have to raise substantial additional funds to complete the development of our products and to bring them to market. Our future capital requirements will depend on numerous factors, including:

     -    the results of our clinical trials;
     -    the timing and scope of any additional clinical trials undertaken;
     -    the scope and results of our research and development programs;
     -    the time required to obtain regulatory approvals;
     - our ability to establish marketing alliances and collaborative agreements;
     -    the cost of our internal marketing activities; and
     - the cost of filing, prosecuting and, if necessary, enforcing patent claims.

     If we raise money by selling equity securities, it will dilute the ownership of our then existing stockholders. Further, additional financing may not be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, we may be required to delay, scale back or eliminate one or more of our product development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish. This may have a detrimental effect on our business, financial condition and results of operations.

WE DO NOT KNOW IF WE CAN SUCCESSFULLY DEVELOP OUR PRODUCTS

     Potential products based on our MAXAMINE, MAXDERM and MAXVAX technologies will require extensive clinical testing, regulatory approval and substantial additional investment before we can sell them. We cannot assure you that any of our products will:

     -    be successfully developed;
     -    prove to be safe and effective in clinical trials;
     -    meet applicable regulatory standards;
     - be capable of being produced in commercial quantities at acceptable costs;
     - be eligible for third party reimbursement from governmental or private insurers; or

     -    be successfully marketed or achieve market acceptance.

     We must conduct additional research and development and preclinical work before we can initiate clinical trials with the MAXVAX technology, and possibly before we can expand clinical trials of the MAXAMINE and MAXDERM technologies.

     We have not completed testing for efficacy or safety in humans on any of our products. At any stage of the clinical testing process, we may find that products we thought were promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials. Further, our products may have undesirable or unintended side effects of which we are unaware that may prevent or limit their commercial use. Because of this uncertainty, any product development program we undertake may be curtailed, redirected or eliminated at any time. Any delay in our expected testing and development schedules, or any elimination of product development program entirely, could harm our business.

OUR PRODUCT CANDIDATES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

     Our product candidates are subject to significant regulation by the U.S. Food and Drug Administration as well as similar agencies in countries outside the United States. Satisfaction of lengthy and detailed laboratory and clinical testing procedures and other costly and time consuming requirements of such governmental regulations typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical agent. In general, the FDA approval process for pharmaceuticals involves the submission of an investigational new drug application following:

     -    preclinical studies;
     - clinical trials in humans to demonstrate the safety and efficacy of the product under the protocols set forth in the investigational new drug application; and
     - submission of preclinical and clinical data as well as other information to the FDA in the new drug application or product license application.

     We are expending substantial time and financial resources to conduct clinical trials, but we cannot be sure that the results of our clinical trials will support the submission of an investigational new drug application or a product license application, or that any applications we do file will be approved by the FDA or any similar foreign agency on a timely basis, or at all. If we do not receive FDA approval for our products under development, we will not be able to market or sell our products in the United States. This would prevent us from generating product revenue in the United States and would be extremely detrimental to our business and financial condition. European and other international regulatory approvals are subject to similar risks and uncertainties as FDA and other regulatory approvals in the United States.

     In addition, the marketing and manufacturing of pharmaceuticals are subject to continuing FDA (or comparable international agency) review and surveillance. If we fail to comply with FDA regulations or discover a previously unknown problem with any of our potential products, we may be subject to FDA (or comparable international agency) disciplinary action, including fines, recalls, product seizures and suspension or withdrawal of previously granted regulatory approvals. Other effects of these ongoing government regulations may be:

     -    to delay marketing of our products for a considerable period of time;
     -    to impose costly procedures upon our activities; and
     - to furnish a competitive advantage to larger companies with more resources that compete with us.

     Furthermore, government regulation may increase at any time, creating additional costs and delays for us. The extent of potential adverse government regulation which might arise from future legislation or administrative action cannot be predicted.


WE DO NOT KNOW IF WE CAN OBTAIN SIGNIFICANT PROPRIETARY RIGHTS

     Our success depends in large part on our ability to obtain, maintain and protect patents, trade secrets and operate without infringing upon the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As a result, patents may not issue from any of our patent applications.

     Further, patent applications in the United States are secret until a patent issues, and we cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to file patent applications for this technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that block or compete without infringing on those held by us. In addition, patents currently held by us or issued to us in the future, or to licensors from whom we have licensed technology rights, may be challenged, invalidated or circumvented so that our intellectual property rights may not protect our technologies or provide commercial advantage to us.

     Other public and private concerns, including universities, may have filed applications for or have been issued patents with respect to technology potentially useful or necessary to us. The scope and validity of such patents, the extent to which we may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown.

     In addition to patents and proprietary rights, we rely on unpatented trade secrets and proprietary know-how, and we cannot be sure that others will not obtain access to or independently develop such trade secrets and know-how. Although potential corporate partners and our research partners and consultants are not given access to our trade secrets and proprietary know-how until they execute confidentiality agreements, these agreements may be breached by the other party or may otherwise be of limited effectiveness or enforceability.

     The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, we could be forced to incur substantial costs in defending ourselves in lawsuits that are brought against us claiming that we have infringed the patent rights of others or in asserting our patent rights in lawsuits against other parties. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or other parties' patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses that may not be available on commercially reasonable terms or subject us to significant liabilities to third parties. This too could negatively affect our business.

WE ARE DEPENDANT ON KEY PERSONNEL

     Our future performance depends in part upon the continued contributions of our senior management team and on our ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and we do not know if we will be able to continue to attract, assimilate or retain highly qualified technical and management personnel. The loss of key personnel or the failure to recruit additional personnel or develop needed expertise could have materially and adversely affect our business.

WE ARE DEPENDANT ON OUR COLLABORATIVE PARTNERS AND CONTRACTORS

     Our business strategy requires us to rely on our collaborative partners and contractors to assist us with:

     -    clinical testing;
     -    manufacturing;
     -    international marketing; and
     -    certain research and development activities.

     Our collaborative partners and contractors include universities, hospitals and other clinical trial sites, clinical contract research organizations, contract manufacturers, other corporate and university collaborators, licensors, marketing partners, licensees, consultants and others. Our success is dependent upon the success of these outside parties in performing their responsibilities. Although we believe our collaborative partners are economically motivated to perform on their contractual obligations, we can not control the amount of and timing of resources and skill applied to these activities by our collaborators. In addition, we may not be able to negotiate acceptable collaborative arrangements in the future required to implement our business strategy, and even if we are able to enter into further collaborative arrangements in the future, we cannot be sure that these arrangements will be successful.

WE HAVE NO EXPERIENCE MARKETING OR SELLING PHARMACEUTICAL PRODUCTS

     Although we intend to market MAXAMINE directly in the United States, we have never marketed or sold any pharmaceutical product before. In order to market and sell MAXAMINE or other products, we will need to develop a sales force and a marketing group with relevant pharmaceutical experience, or make appropriate arrangements with strategic partners. We cannot guarantee that we will be able to attract, assimilate or retain highly qualified marketing and sales personnel, or successfully employ them to commercialize MAXAMINE. If we cannot develop the required marketing and sales expertise our business will likely suffer.

     We intend to rely on our collaborative partners to market and sell MAXAMINE in international markets, and such arrangements may be sought to market MAXDERM and MAXVAX in all markets. We have not yet entered into any collaborative arrangement with respect to marketing or selling MAXAMINE with the exception of agreements relating to Australia, New Zealand and Israel, and have not entered into any agreements regarding MAXDERM or MAXVAX, and we cannot guarantee that we will be able to enter into any such arrangements on terms favorable to us, or at all. If we are able to enter into marketing and selling arrangements with collaborative partners we cannot assure you that such marketing collaborators will apply adequate resources and skills to their responsibilities, or that their marketing efforts will be successful.

OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE

     MAXAMINE, and any of our other products in development, may not achieve market acceptance even if the FDA (and similar foreign regulatory agencies) approve the drug. The degree of market acceptance of our products will depend on a number of factors, including:

     -    the scope of regulatory approvals;
     - the establishment and demonstration in the medical community of the clinical efficacy and safety of our products;
     -    their potential advantages over existing treatment methods; and
     -    reimbursement policies of government and other third-party payors.

     We cannot guarantee that physicians, patients, payors or the medical community in general will accept and utilize any products that may be developed by us.

WE WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS OF OUR PRODUCTS

     We do not intend to acquire or establish our own dedicated manufacturing facilities for MAXAMINE in the foreseeable future and have, and expect to continue to, contract with established pharmaceutical manufacturers for the production of the product. If we are unable to continue to contract with third-party manufacturers on acceptable terms, our ability to conduct clinical testing and to produce commercial quantities of MAXAMINE and other products will be adversely affected. If we cannot adequately manufacture our products, it could result in delays in submissions for regulatory approval and in commercial product launches, which in turn could materially impair our competitive position and the possibility of achieving profitability. We cannot guarantee that we will be able to maintain our existing contract manufacturing relationships, or acquire or establish new, satisfactory third-party relationships to provide adequate manufacturing capabilities in the future.

OUR MARKETS ARE HIGHLY COMPETITIVE

     There are many companies, both publicly and privately held, including well-known pharmaceutical companies, and academic and other research institutions, engaged in developing pharmaceutical and biologically-derived products for the treatment of cancer and vaccines and therapeutics for the prevention or the treatment of infectious diseases.
Many of our competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than we do and represent significant competition. Many of these competitors also have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated with our competitors. If any of our products are approved for commercial sale, we will also be competing with companies that have greater resources and experience in manufacturing, marketing and selling pharmaceutical products. Our competitors may also succeed in developing products that are more effective, less costly, or have better side effect profiles than any product we develop.

OUR BUSINESS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE

     We are engaged in the pharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, biochemistry and other fields are expected to continue at a rapid pace. Research and discoveries by others may render some or all of our proposed programs or products noncompetitive or obsolete. Our business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. Unforeseen problems may develop with these technologies or applications, and we may not be able to successfully address technological challenges we encounter in our research and development programs. This may result in our inability to develop commercially feasible products.

A PRODUCT LIABILITY CLAIM MAY ADVERSELY AFFECT OUR BUSINESS

     Our business exposes us to potential product liability risks which are inherent in the clinical testing, manufacturing and marketing of human therapeutic products. We currently maintain product liability insurance coverage for our clinical trials and intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for MAXAMINE or our other products under development. However, our insurance coverage may not be adequate now or in the future. Further, adequate insurance coverage may not be available in the future at an acceptable cost, if at all. As a result, a product liability claim, even if we have insurance coverage, could materially adversely affect our business or financial condition.

THERE ARE SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE; THE SALE OF SUCH SHARES MAY DEPRESS OUR STOCK PRICE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices for our common stock and our ability to raise equity capital in the future. As of August 5, 1999 we have outstanding 10,203,600 shares of common stock. Of these shares, an aggregate of 9,299,724 shares are freely tradable in the public market, unless acquired by our affiliates. The remaining 903,876 shares are restricted securities as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"), all of which are eligible for immediate sale in the public market pursuant to Rule 144 subject to certain volume and manner of sale limitations. As of August 5, 1999 we also have outstanding 206,874 shares of preferred stock which are convertible into 2,068,740 shares of common stock. All of these shares are Restricted Shares, none of which are eligible for immediate sale in the public market pursuant to Rule 144. However, the shares of common stock issuable upon conversion of such shares of preferred stock are being registered hereby and will be eligible for immediate sale in the public market pursuant to such registration.

     As of August 5, 1999 approximately 2,483,000 shares of common stock underlying warrants, 977,310 shares issued or reserved for issuance under our equity incentive plan, and 44,006 shares reserved for issuance under our 401(k) plan will be available for immediate sale in the public market, unless purchased by our affiliates. However, 704,668 shares of common stock underlying certain warrants outstanding as of August 5, 1999 have not been registered for public sale and will be subject to the public sale restrictions of Rule 144 or Rule 701 under the Securities Act, where applicable if the warrants are exercised.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE

     Our common stock currently trades on the American Stock Exchange and on the Stockholm Stock Exchange. Historically, our common stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock and our ability to raise equity capital in the future.

     Factors that may have a significant impact on the market price or the liquidity of our common stock also include:

     - actual or potential clinical trial results relating to products under development by us or our competitors;
     -    delays in our testing and development schedules;
     - events or announcements relating to our collaborative relationships with others;
     - announcements of technological innovations or new products by us or our competitors;
     -    developments or disputes concerning patents or proprietary rights;
     - regulatory developments in both the United States and countries outside of the United States;
     - economic and other external factors, as well as period-to-period fluctuations in our financial results.

     External factors may also adversely affect the market prices for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on the American Stock Exchange and the Stockholm Stock Exchange, and these factors may differ between the two markets. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile.

                               SELLING STOCKHOLDERS

  The following table sets forth the names of each of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of August 5, 1999 and the number of shares of common stock being offered by each of them pursuant to this prospectus. This information is based upon information provided by each respective selling stockholder. Because the selling stockholders may offer all, some or none of their respective shares of common stock, no definitive estimate can be provided as to the number of shares or percentage of outstanding common stock that will be held by the selling stockholders after such offering. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                                               SHARES BENEFICIALLY
                                                      OWNED                  NUMBER OF      SHARES BENEFICIALLY OWNED
                                                 BEFORE OFFERING (1)           SHARES            AFTER OFFERING
                                                                               BEING
 SELLING STOCKHOLDER                          NUMBER        PERCENT(2)       OFFERED (3)      NUMBER       PERCENT
--------------------                          ------        ----------     --------------     ------       -------
 5:e AP Fonden (4)
 P.O. Box 1639                                347,180           3.29          347,180            -             -
 SE-111 86 Stockholm, Sweden

 The Aries Master Fund (5)                     79,260              *           79,260             -            -
 787 Seventh Avenue, 48th Floor
 New York, NY  10019

 Aries Domestic Fund, L.P. (6)                 35,270              *           35,270             -            -
 787 Seventh Avenue, 48th Floor
 New York, NY  10019

 Aries Domestic Fund II, L.P. (7)               1,150              *            1,150             -            -
 787 Seventh Avenue, 48th Floor
 New York, NY  10019

 Carnegie-Cowen Global Healthcare Fund         57,840              *           57,840             -            -
 (8)
 5 Place de la Gare
 P.O. Box 1141
 L-1011 Luxembourg

 Carnegie Fund - Medical Sub-Fund (9)          57,840              *           57,840             -            -
 5 Place de la Gare
 P.O. Box 1141
 L-1011 Luxembourg

 DVG Deutsche                                 462,910          4.34%          462,910             -            -
 Vermogensbildungsgesellschaft mbH (10)
 Feldbergstrasse 22
 60323 Frankfurt, Germany

 Dunross & Co. AB (11)                        136,770          1.33%           46,270        90,500            *
 Vasagatan 40
 SE-411 37 Gothenburg, Sweden

 E. Ohman J:or Fondkommission AB (12)          68,380              *           13,880        54,500            *
 Kapitalforvaltning
 P.O. Box 7415
 SE-103 91 Stockholm, Sweden

                                               SHARES BENEFICIALLY
                                                      OWNED                  NUMBER OF      SHARES BENEFICIALLY OWNED
                                                 BEFORE OFFERING (1)           SHARES            AFTER OFFERING
                                                                               BEING
 SELLING STOCKHOLDER                          NUMBER        PERCENT(2)       OFFERED (3)      NUMBER       PERCENT
--------------------                          ------        ----------     --------------     ------       -------
 Forenade Liv Gruppforsakringsbolag
 AB (13)
 SE-103 72 Stockholm, Sweden                   68,630            3.29%        15,030      53,600              *

 Forenade Liv Kollektivavtalsforsakrings
 AB (14)                                      104,920            1.02%        23,120      81,800              *
 SE-103 72 Stockholm, Sweden

 Forenade Liv Omsesidigt
Gruppforsakringsbolag (15)                    196,910            1.91%        37,010     159,900          1.56%
 SE-103 72 Stockholm, Sweden

 Forsakringsbolaget SPP Omsesidigt (16)       606,720            5.88%       115,720     491,000          4.81%
 SE-103 73 Stockholm, Sweden

 HealthCap KB (17)
 Sturegatan 34                                816,157            7.66%       138,410     677,747          6.45%
 SE-114 36 Stockholm, Sweden

 Mikael Hellberg (18)                           1,700                *         1,700          -               -
 Bergsstigen 103
 SE-138 33 Alta, Sweden

 Charles Johnston (19)                         17,340                *        17,340           -              -
 706 Ocean Drive
 Juno Beach, FL  33408

 Alexander Lindstrom (20)                      21,530                *         5,530      16,000              *
 Lundagatan 36, uppg 10
 SE-117 27 Stockholm, Sweden

 Livforsakrings AB Skandia (21)               705,840            6.76%       231,440     474,400          4.65%
 SE-103 50 Stockholm, Sweden

 Carl Henrik Permert (22)                       3,450                *         3,450           -              -
 Setterwallsvagen 6
 SE-131 36 Nacka, Sweden

 Kenth Petersson (23)                          11,090                *        11,090           -              -
 Heleneborgsgatan 20
 SE-117 32 Stockholm, Sweden

 RGC International Investors, LDC (24)        647,180            5.96%       347,180     300,000          2.86%
 Three Bala Plaza East, Suite 200
 Bala Cynwyd, PA  19004

 Roston Enterprises (25)                       28,910                *        28,910           -              -
 2201 Canyonback Road
 Los Angles, CA  90049

 SEB Lakemedelsfond (26)                       98,360                *        98,360           -              -
 ST S6
 SE-106 40 Stockholm
 Sweden

                                             13

                                               SHARES BENEFICIALLY
                                                      OWNED                  NUMBER OF      SHARES BENEFICIALLY OWNED
                                                 BEFORE OFFERING (1)           SHARES            AFTER OFFERING
                                                                               BEING
 SELLING STOCKHOLDER                          NUMBER        PERCENT(2)       OFFERED (3)      NUMBER       PERCENT
--------------------                          ------        ----------     --------------     ------       -------
 SEB Luxembourg (27)
 16 Boulevard Royal                            17,350                *             17,350              -                -
 P.O. Box 487
 L-2014 Luxembourg
 Luxembourg

 SEB Private Bank (28)                          1,830                *              1,830              -                -
 P.O. Box 487
 L-2014 Luxembourg
 Luxembourg

 Skogs- och Lantarbetsgivareforbundet (29)     23,120                *             23,120             -                 -
 P.O. Box 16006
 SE-103 21 Stockholm
 Sweden

 Svenska Handelsbanken S.A. Luxembourg (30)    52,060                *             52,060              -                -
 P.O. Box 678
 L-2016 Luxembourg
 Luxembourg

 Unibank S.A. (31)
 P.O.Box 562                                   34,630                *              5,530         29,100                *
 L-2015 Luxembourg
 Luxembourg

 Wechsler & Co., Inc. (32)                    34,700                 *             34,700              -                -
 105 South Bedford Road, Suite 310
 Mount Kisco, NY  10549

 Wendt Family Revocable Trust (33)            18,340                 *             17,340          1,000                *
 4900 West Dry Creek Road
 Healdsburg, CA  95448

-----------------------
* Less than 1%

(1) To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentage ownership is based on 10,203,600 shares of common stock outstanding as of August 5, 1999.

(3) Reflects shares of common stock issuable upon conversion of shares of our Series A Convertible Preferred stock beneficially owned by such selling stockholder. Includes shares of common stock issuable in connection with dividends payable on such shares, assuming such dividends are paid in stock in lieu of cash.

(4) Includes 347,180 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by 5:e AP Fonden, which includes 38,700 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(5) Includes 79,260 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Aries Master Fund, which includes 8,820 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(6) Includes 35,270 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Aries Domestic Fund, L.P., which includes 3,910 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(7) Includes 1,150 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Aries Domestic Fund II, L.P., which includes 120 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(8) Includes 57,840 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Carnegie-Cowen Global Healthcare Fund, which includes 6,430 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(9) Includes 57,840 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Carnegie Fund-Medical Sub-Fund, which includes 6,430 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(10) Includes 462,910 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by DVG Deutsche Vermogensbildungsgesellschaft mbH, which includes 51,600 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(11) Includes 46,270 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Dunross & Co AB, which includes 5,140 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(12) Includes 13,880 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by E. Ohman J:or Fondkommission AB, which includes 1,540 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(13) Includes 15,030 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Forenade Liv Gruppforsakringsbolag AB, which includes 1,660 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 17,000 warrants, all of which are immediately exercisable.

(14) Includes 23,120 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Forenade Liv Kollektivavtalsfrsakrings AB, which includes 2,560 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 20,000 warrants, all of which are immediately exercisable.

(15) Includes 37,010 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Forenade Liv Omsesidigt Gruppforsakringsbolag, which includes 4,100 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 63,900 warrants, all of which are immediately exercisable.

(16) Includes 115,720 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Forsakringsbolaget SPP Omsesidigt, which includes 12,890 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(17) Includes 138,410 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Health Cap KB, which includes 15,420 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 310,100 warrants, all of which are immediately exercisable.

(18) Includes 1,700 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Mikael Hellberg, which includes 160 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(19) Includes 17,340 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Charles Johnston, which includes 1,920 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(20) Includes 5,530 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Alexander Lindstrom, which includes 600 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 15,000 warrants, all of which are immediately exercisable.

(21) Includes 231,440 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Livforsakrings AB Skandia, which includes 25,790 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(22) Includes 3,450 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Carl Henrik Permert, which includes 370 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(23) Includes 11,090 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Kenth Petersson, which includes 1,220 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(24) Includes 347,180 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by RCG International Investors, LDC, which includes 38,700 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares also include 300,000 warrants, all of which are immediately exercisable.

(25) Includes 28,910 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Roston Enterprises, which includes 3,210 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(26) Includes 98,360 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by SEB Lakemedelsfond, which includes 10,960 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(27) Includes 17,350 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by SEB Luxembourg, which includes 1,920 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(28) Includes 1,830 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by SEB Private Bank, which includes 190 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(29) Includes 23,120 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Skogs- och Lantarbetsgivareforbundet, which includes 2,560 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(30) Includes 52,060 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Svenska Handelsbanken S.A. Luxembourg, which includes 5,780 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(31) Includes 5,530 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Unibank S.A., which includes 600 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(32) Includes 34,700 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Wechsler & Co., Inc., which includes 3,860 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash).

(33) Includes 17,340 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by Wendt Family Revocable Trust, Inc., which includes 1,920 shares of common stock issuable in connection with dividends on such shares (assuming the holder will elect to take such dividends in shares of stock in lieu of cash). Shares beneficially owned also include 1,000 warrants, all of which are immediately exercisable.



     None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Maxim Pharmaceuticals, Inc. or any of its predecessors or affiliates.

                                PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     -    on any national securities exchange or quotation service at which the
          common stock may be listed or quoted at      the time of sale,
          including the American Stock Exchange and the Stockholm Stock
          Exchange,
     -    in the over-the-counter market,
     -    in private transactions,
     -    through options, and
     - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than pursuant to this prospectus. The selling stockholders do not have to sell all of the shares they own pursuant to this prospectus. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $1.8 million. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will also be paid by us.

                                   LEGAL MATTERS

      Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable.

                                      EXPERTS

     The financial statements of Maxim Pharmaceuticals, Inc. as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998, and for the period from inception (October 23, 1989) through September 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                           FOR SECURITIES ACT LIABILITIES

     Our Bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent not prohibited by Delaware law. We are also empowered under our Certificate of Incorporation and Bylaws to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and executive officers.

                                   PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses payable by the Company in connection with the sale of the shares of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

           SEC Registration Fee                                 $ 5,751
           Legal Fees and expenses                              $10,000
           Blue sky qualification fees and expenses             $ 1,000
           Accounting fees and expenses                         $ 3,000
           Printing and engraving                               $   500
           Miscellaneous                                        $ 4,749
                                                                -------
                Total                                           $25,000
                                                                -------
                                                                -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
3.1       Amended and Restated Certificate of Incorporation of Registrant. (1)

3.2       Certificate of Amendment of Amended and Restated Certificate of
          Incorporation.

3.3       Certificate of Designations, Preferences and Relative, Participating,
          Optional and Other Special Rights of Preferred Stock and
          Qualifications, Limitations and Restrictions Thereof of Series A
          Convertible Preferred Stock.

3.4       Bylaws of Registrant. (1)

4.1       Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

4.2       Form of Common Stock Certificate. (1)

5.1       Opinion of Cooley Godward LLP.

10.1 Form of Indemnification Agreement for directors and officers of the Registrant. (1)

10.2      Form of Representative's Warrant Agreement between the Company and
          National Securities Corporation, as representative of the several
          Underwriters (the "Representative"), including form of Representative's Warrant Certificate. (1)

10.3      Form of Warrant Agreement between the Company, the Representative and
          American Stock Transfer & Trust Company, including form of Warrant
          Certificate. (1)

10.4 Option to Buy Technology and Rights Agreement, dated March 30, 1993, between the Registrant and Estero Anstalt. (1)(2)

10.5      Security Agreement, dated July 27,1993, between the Registrant and
          Estero Anstalt. (1)(2)

10.6      Exclusive License Agreement, dated June 14, 1995, among the
          Registrant, Jan Holmgren, M.D., Ph.D., Cecil Czerkinsky, Duotol AB and
          Triotol Ltd.  (1)(2)

10.7      Option and License Agreement, dated May 19, 1993, among the
          Registrant, Vitec AB and SBL Vaccin AB, as amended. (1)(2)

10.8      License Agreement dated January 14, 1994, among the Registrant, Vitec
          AB and SBL Vaccin, AB, as amended. (1)(2)

10.9      Agreement, dated December 2, 1995, among the Registrant, Syntello
          Vaccine Development AB and Estero Anstalt. (1)(2)

10.10     Agreement, dated April 23, 1996, among the Registrant, Anders Vahlne,
          M.D., Ph.D. and Syntello Vaccine Development AB. (1)(2)

10.11     Letter Agreement, dated February 15, 1996, between the Registrant and
          Burrill & Craves, Inc.(1)

10.12 Lease dated November 1, 1996 between DM Spectrum LLC, a California limited liability company, as Landlord and the Registrant for 3099
          Science Park Road, Suite 150, San Diego, California  92121. (3)
10.13     Stock Purchase Agreement, dated as of July 5, 1996, by and between Dr.
          Anders Vahlne and the Registrant. (1)

10.14 Amended and Restated 1993 Long-Term Incentive Plan and forms of stock option agreements. (4)

10.15     Employment Agreement dated October 1, 1998 between the Registrant and
          Kurt R. Gehlsen. (10)

10.16     Employment Agreement dated October 1, 1998 between the Registrant and
          Dale A. Sander. (10)

10.17     Employment Agreement dated November 9, 1998 between the Registrant and
          Larry G. Stambaugh. (10)

10.18     Loan and Security Agreement between the Registrant and Silicon Valley
          Bank. (5)

10.19     Financial Advisory Services Agreement between the Registrant and
          Rodman & Renshaw, Inc. dated September 17, 1997.(6)

10.20     Lease dated January 13, 1998 between British Pacific Properties
          Corporation, a California Corporation, as Landlord, and the Registrant. (7)

10.21 Amendment to Loan and Security Agreement dated March 16, 1998 between the Registrant and Silicon Valley Bank. (8)

10.22     Lease dated July 2, 1998 between British Pacific Properties, a
          California Corporation, as Landlord, and the Registrant. (9)

10.23     Employment Agreement dated October 1, 1998 between the Registrant and
          Geoffrey B. Altman. (10)

10.24     Amendment to Loan and Security Agreement dated September 1, 1998 between the Registrant and Silicon Valley Bank. (10)

10.25     License Agreement dated November 6, 1998 among the Registrant,
          Professional Pharmaceutical, Inc., Bruce A. Jack, D.D.S. and
          B. Thomas White, R.PH.(11)

10.26     Series A Convertible Preferred Stock Purchase Agreement, dated July
          20, 1999, between the Registrant and certain purchasers of Registrant's preferred stock.

10.27     Series A Convertible Preferred Stock Purchase Agreement, dated July
          20, 1999 between the Registrant and Alfred Berg.

23.1      Consent of KPMG LLP, Independent Auditors.

23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1      Power of Attorney.  Reference is made to page II-4.

-----------
(1) Previously filed together with Registrant's Registration Statement on Form SB-2 (File No. 333-4854-LA) or amendments thereto and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933 and Rule 406 thereunder respecting confidential treatment.

(3) Previously filed together with Registrant's Annual Report on Form 10-K (File No. 1-4430) dated September 30, 1996 and incorporated herein by reference.

(4) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1996 and incorporated herein by reference.

(5) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated March 31, 1997 and incorporated herein by reference.

(6) Previously filed together with Registrant's Registration Statement on Form S-1 (File No. 333-35895) dated September 18, 1997 and incorporated herein by reference.

(7) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1997 and incorporated herein by reference.

(8) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated March 31, 1998 and incorporated herein by reference.

(9) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated June 30, 1998 and incorporated herein by reference.

(10) Previously filed together with the Registrant's Annual Report on Form 10-K/A (File No. 1-4430) dated September 30, 1998 and incorporated herein by reference.

(11) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Maxim Pharmaceuticals, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Maxim Pharmaceuticals, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     We hereby undertake:

     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


                                     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 6th day of August, 1999.

                              MAXIM PHARMACEUTICALS, INC.

                              /s/ DALE A. SANDER
                              ---------------------------
                              Dale A. Sander
                              Vice President, Finance
                              Chief Financial Officer

                                 POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Stambaugh and Dale A. Sander as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that such attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ LARRY G. STAMBAUGH        Chairman of the Board,                       August 6, 1999
----------------------------  President and Chief Executive Officer
     Larry G. Stambaugh       (PRINCIPAL EXECUTIVE OFFICER)

/s/ DALE A. SANDER            Vice President, Finance,                     August 6, 1999
----------------------------  Chief Financial Officer and Secretary
     Dale A. Sander           (PRINCIPAL FINANCIAL
                              AND ACCOUNTING OFFICER)

                              Director
----------------------------
    Colin B. Bier, Ph.D.


/s/ GARY E. FRASHIER          Director                                     August 6, 1999
----------------------------
     Gary E. Frashier


/s/ THEODOR H. HEINRICHS      Director                                     August 6, 1999
----------------------------
     Theodor H. Heinrichs


/s/ PER-OLOF MORTENSSON       Director                                     August 6, 1999
----------------------------
     Per-Olof Mortensson


/s/ F. DUWAINE TOWNSEN        Director                                     August 6, 1999
----------------------------
     F. Duwaine Townsen

                                      EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
3.1       Amended and Restated Certificate of Incorporation of Registrant. (1)

3.2       Certificate of Amendment of Amended and Restated Certificate of
          Incorporation.

3.3       Certificate of Designations, Preferences and Relative, Participating,
          Optional and Other Special Rights of Preferred Stock and
          Qualifications, Limitations and Restrictions Thereof of Series A
          Convertible Preferred Stock.

3.4       Bylaws of Registrant. (1)

4.1       Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

4.2       Form of Common Stock Certificate. (1)

5.1       Opinion of Cooley Godward LLP.

10.1 Form of Indemnification Agreement for directors and officers of the Registrant. (1)

10.2      Form of Representative's Warrant Agreement between the Company and
          National Securities Corporation, as representative of the several
          Underwriters (the "Representative"), including form of Representative's Warrant Certificate. (1)

10.3      Form of Warrant Agreement between the Company, the Representative and
          American Stock Transfer & Trust Company, including form of Warrant
          Certificate. (1)

10.4 Option to Buy Technology and Rights Agreement, dated March 30, 1993, between the Registrant and Estero Anstalt. (1)(2)

10.5      Security Agreement, dated July 27,1993, between the Registrant and
          Estero Anstalt. (1)(2)

10.6      Exclusive License Agreement, dated June 14, 1995, among the
          Registrant, Jan Holmgren, M.D., Ph.D., Cecil Czerkinsky, Duotol AB and
          Triotol Ltd.  (1)(2)

10.7      Option and License Agreement, dated May 19, 1993, among the
          Registrant, Vitec AB and SBL Vaccin AB, as amended. (1)(2)

10.8      License Agreement dated January 14, 1994, among the Registrant, Vitec
          AB and SBL Vaccin, AB, as amended. (1)(2)

10.9      Agreement, dated December 2, 1995, among the Registrant, Syntello
          Vaccine Development AB and Estero Anstalt. (1)(2)

10.10     Agreement, dated April 23, 1996, among the Registrant, Anders Vahlne,
          M.D., Ph.D. and Syntello Vaccine Development AB. (1)(2)

10.11     Letter Agreement, dated February 15, 1996, between the Registrant and
          Burrill & Craves, Inc.(1)

10.12 Lease dated November 1, 1996 between DM Spectrum LLC, a California limited liability company, as Landlord and the Registrant for 3099
          Science Park Road, Suite 150, San Diego, California  92121. (3)
10.13     Stock Purchase Agreement, dated as of July 5, 1996, by and between Dr.
          Anders Vahlne and the Registrant. (1)

10.14 Amended and Restated 1993 Long-Term Incentive Plan and forms of stock option agreements. (4)

10.15     Employment Agreement dated October 1, 1998 between the Registrant and
          Kurt R. Gehlsen. (10)

10.16     Employment Agreement dated October 1, 1998 between the Registrant and
          Dale A. Sander. (10)

10.17     Employment Agreement dated November 9, 1998 between the Registrant and
          Larry G. Stambaugh. (10)

10.18     Loan and Security Agreement between the Registrant and Silicon Valley
          Bank. (5)

10.19     Financial Advisory Services Agreement between the Registrant and
          Rodman & Renshaw, Inc. dated September 17, 1997.(6)



10.20     Lease dated January 13, 1998 between British Pacific Properties
          Corporation, a California Corporation, as Landlord, and the Registrant. (7)

10.21 Amendment to Loan and Security Agreement dated March 16, 1998 between the Registrant and Silicon Valley Bank. (8)

10.22     Lease dated July 2, 1998 between British Pacific Properties, a
          California Corporation, as Landlord, and the Registrant. (9)

10.23     Employment Agreement dated October 1, 1998 between the Registrant and
          Geoffrey B. Altman. (10)

10.24     Amendment to Loan and Security Agreement dated September 1, 1998 between the Registrant and Silicon Valley Bank. (10)

10.25     License Agreement dated November 6, 1998 among the Registrant,
          Professional Pharmaceutical, Inc., Bruce A. Jack, D.D.S. and
          B. Thomas White, R.PH.

10.26     Series A Convertible Preferred Stock Purchase Agreement, dated July
          20, 1999, between the Registrant and certain purchasers of Registrant's preferred stock.

10.27     Series A Convertible Preferred Stock Purchase Agreement, dated July
          20, 1999 between the Registrant and Alfred Berg.

23.1      Consent of KPMG LLP, Independent Auditors.

23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1      Power of Attorney.  Reference is made to page II-4.

-----------
(1) Previously filed together with Registrant's Registration Statement on Form SB-2 (File No. 333-4854-LA) or amendments thereto and incorporated herein by reference.

(2) Certain confidential portions deleted pursuant to Order Granting Application Under the Securities Act of 1933 and Rule 406 thereunder respecting confidential treatment.

(3) Previously filed together with Registrant's Annual Report on Form 10-K (File No. 1-4430) dated September 30, 1996 and incorporated herein by reference.

(4) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1996 and incorporated herein by reference.

(5) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated March 31, 1997 and incorporated herein by reference.

(6) Previously filed together with Registrant's Registration Statement on Form S-1 (File No. 333-35895) dated September 18, 1997 and incorporated herein by reference.

(7) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1997 and incorporated herein by reference.

(8) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated March 31, 1998 and incorporated herein by reference.

(9) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated June 30, 1998 and incorporated herein by reference.

(10) Previously filed together with the Registrant's Annual Report on Form 10-K/A (File No. 1-4430) dated September 30, 1998 and incorporated herein by reference.

(11) Previously filed together with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) dated December 31, 1998 and incorporated herein by reference.